Exhibit 5.2

February 9, 2024

Holdco Nuvo Group D.G Ltd.

94 Yigal Alon St.

Tel Aviv, Israel 6789155

Re:	Registration Statement of Holdco Nuvo Group D.G Ltd. on Form F-4 (Registration No. 333-274803)

Ladies and Gentlemen:

We have acted as United States counsel to Holdco Nuvo Group D.G Ltd., a limited liability company organized under the laws of the State of Israel (“Holdco”), in connection with the registration by Holdco with the United States Securities and Exchange Commission (the “Commission”) of 12,650,000 warrants entitling the holder to purchase one ordinary share, no par value (each, a “Holdco Share”), of Holdco at a price of USD $11.50 per Holdco Share (the “New Holdco Warrants”) per New Holdco Warrant, pursuant to a Registration Statement on Form F-4, Registration No. 333-274803, initially filed by Holdco with the Commission on September 29, 2023 (as amended, the “Registration Statement”).

The New Holdco Warrants will be governed by the Warrant Agreement dated November 10, 2021, between LAMF Global Ventures Corp. I, a Cayman Islands exempted company (“LAMF”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”), pursuant to which the original warrants of LAMF (the “Original Warrants”) were issued (the “Original Warrant Agreement”), as modified by an Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”) to be entered into by and among LAMF, Holdco, and the Warrant Agent. Upon consummation of the business combination contemplated by that certain Business Combination Agreement, dated August 17, 2023 (the “Business Combination Agreement”), by and among LAMF, Holdco, Nuvo Group Ltd., a limited liability company organized under the laws of the State of Israel (“Nuvo”), Nuvo Assetco Corp., a Cayman Islands exempted company and a wholly owned subsidiary of Holdco (“Assetco”), and H.F.N Insight Merger Company Ltd., a limited liability company organized under the laws of the State of Israel and a wholly owned subsidiary of LAMF (“Merger Sub”), and the execution and delivery of the Warrant Assumption Agreement, each outstanding Original Warrant will become one New Holdco Warrant (the “Assignment and Assumption”).

We have examined the Original Warrant Agreement, the form of Warrant Assumption Agreement, and such other documents, and considered such legal matters, as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of Holdco. We have assumed that each of LAMF and the Warrant Agent is validly existing, has duly authorized, executed and delivered each of the Original Warrant Agreement, will duly authorize, execute and deliver the Warrant Assumption Agreement and had and/or has all requisite legal ability to do so. We have also assumed that pursuant to Israeli law, Holdco is validly existing, has the power to execute the Warrant Assumption Agreement and will duly authorize, execute and deliver the Warrant Assumption Agreement and has all requisite legal ability to do so.

Based upon the foregoing, we are of the opinion that, upon the consummation of the Assignment and Assumption and performance by all parties of their obligations under the Warrant Assumption Agreement and the Original Warrant Agreement, the New Holdco Warrants constitute valid and legally binding obligations of Holdco enforceable against Holdco in accordance with their terms, except: (a) as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the Federal and state securities laws; and (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. With respect to the validity of the Holdco Shares underlying the New Holdco Warrants, you have received, and we understand that you are relying upon, the opinion of Meitar Law Offices, Israeli counsel to the Company.

The opinions expressed above are limited to the laws of the State of New York and we have not considered and express no opinion on the effect of any laws or the laws of any other state or jurisdiction, including state and federal laws relating to securities or other federal laws, or the rules and regulations of stock exchanges or any other regulatory body.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Greenberg Traurig, LLP